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                                                       EXHIBIT 99.1



                                               FOR IMMEDIATE RELEASE



       SAFEGUARD SCIENTIFICS SELLS PIONEER METAL FINISHING
              DIVISION TO CURRENT MANAGEMENT GROUP

Wayne, PA, and Green Bay, WI, October 1, 1997 - Safeguard Scientifics, Inc. (NYSE:SFE), the New York Stock Exchange listed strategic information systems company and Pioneer Metal Finishing Corporation, are pleased to announce the completion of the purchase of the Pioneer Metal Finishing Division by the current management group at Pioneer. This team is led by CEO and President, Richard
L. Dudkiewicz and includes Vice-President/General Manager - Green Bay Division, Susan M. Stary; Vice-President/General Manager - Minneapolis Division, Matthew J. Effertz; Vice-President Marketing and Technical Development, Kurt R. Voss; and Division Manager - Monroe Division, Scott Turner. The total purchase price is $37 million in cash, subordinated notes, and assumed obligations with financing provided by Bank One, Wisconsin.

Richard Dudkiewicz commented, "Safeguard has demonstrated its true partnership philosophy by offering this unique opportunity to our management group. We believe that this acquisition ensures continued stability for our employees, customers and suppliers into the 21st century." PMFC specializes in anodizing of aluminum parts and electroless nickel plating parts of various metal alloys for computer, automotive, cookware, electronic components and other applications. PMFC currently employs in excess of 500 people, and has sales of over $33 million at its three divisions located in Green Bay, Wisconsin; Minneapolis, Minnesota; and Monroe, Michigan.

Safeguard acquired Pioneer in 1968 and participated in its emergence as an industry leader. "We are very pleased with our association with Pioneer throughout the years. This arrangement, in keeping with Safeguard's strategy of focusing on the information systems arena, represents a win for all parties involved. I want to congratulate all the employees at PMFC for achieving their status as a leader in the metal finishing industry and wish them continued success," said Pete Musser, Chairman and CEO of Safeguard Scientifics.

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Safeguard is a unique partnership of entrepreneurial companies focused on information technology markets. Safeguard has a proven track record of bringing emerging companies to market through rights offerings to Safeguard shareholders. Past rights offerings include Novell, Inc., CompuCom Systems, Inc., Cambridge Technology Partners (Massachusetts), Inc., Coherent Communications Systems Corporation, USDATA Corporation, Integrated Systems Consulting Group, Inc., Sanchez Computer Associates, Inc., Diamond Technology Partners Incorporated and, most recently, ChromaVision Medical Systems, Inc.

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